CTS Corporation
Form 10-K 2005

EXHIBIT (10)(v)

CTS CORPORATION

2003 EXCESS BENEFIT RETIREMENT PLAN
As Adopted Effective July 1, 2003, and As Amended Effective June 1, 2004

CTS CORPORATION

2003 EXCESS BENEFIT RETIREMENT PLAN

ARTICLE I

Purpose

1.01
Purpose. It is the intention of CTS Corporation (the “Company”) to maintain appropriate levels of retirement benefits for employees of the Company or any of its subsidiaries who are entitled to benefits under the CTS Corporation Pension Plan (the “Pension Plan”). Accordingly, the Company hereby establishes the CTS Corporation 2003 Excess Benefit Retirement Plan (the “Plan”). This Plan is intended to provide benefits to eligible persons in order to maintain the level of total retirement benefits which, but for the limitations on annual benefits and compensation which may be taken into account under the Internal Revenue Code of 1986, as amended, (the “Code”) would otherwise be payable under, or as a consequence of, the provisions of the Pension Plan and to provide a competitive level of retirement benefits to the Company’s executives.

1.02
Effective Date. This Plan is effective as of July 1, 2003. However, in calculating the amounts described in Sections 3.01(a) and 3.01(b) amounts which accrued (or would have accrued) but for the Code limitations referred to in Section 3.01 prior to the effective date shall be taken into account.

ARTICLE II

Eligibility

2.01
Persons Eligible to Receive Benefits. Every individual who is listed on Appendix A shall be eligible to receive a “Benefit” as described in Section 3.01. Each such individual shall be known as a “Member”.

2.02
Beneficiary. Every individual who is eligible to receive a Benefit under the Pension Plan by reason of being the Beneficiary of another individual who was a Member under this Plan, shall be known as a “Beneficiary”. The term “Beneficiary” shall include joint pensioners, heirs-at-law, legal representatives, fiduciaries, and every other person (other than a Member) to whom Benefits may be distributed, as determined under the Pension Plan. A Beneficiary’s right to receive Benefits under this Plan shall be subject to the same conditions which apply to the Beneficiary’s right to receive benefits under the Pension Plan.

ARTICLE III

Benefits

3.01	Amount of Benefit. The amount of the Benefit which a Member (or Beneficiary, if applicable) is eligible to receive under this Plan shall be equal to the excess of (a) over (b):

(a)	The amount of benefit which such Member would be entitled to receive under the Pension Plan, if

(i)
the definition of "Pay" used in determining the Member's benefit under the Pension Plan included 50% of the Fair Market Value of Shares due to the Member (prior to withholding) in settlement of Restricted Stock Units which were awarded under the CTS Corporation 2004 Omnibus Long-Term Incentive Plan, determined as of the applicable vesting date of such Restricted Stock Units;

(ii)	the percentage of "Compensation" (as defined in the Pension Plan) used in determining the Member’s benefit under the applicable provision of Section 6 of the Pension Plan was,

1.25% if the date of determination occurs during the Member's first year of participation in this Plan;

1.35% if the date of determination occurs during the Member’s second year of participation in this Plan;

1.45% if the date of determination occurs during the Member’s third year of participation in this Plan;

1.55% if the date of determination occurs during the Member’s fourth year of participation in this Plan;

1.65% if the date of determination occurs during the Member’s fifth year of participation in this Plan;

1.75% if the date of determination occurs during any subsequent year of participation in this Plan; and

(iii)
such benefit were computed without giving effect to the limitations then currently imposed by Code Section 401(a)(17) and Code Section 415(b) and regulations thereunder and without regard to the benefit accrual determined under Section 6.13 of the Pension Plan. For purposes of this Section 3.01, a Member’s date of participation in this Plan shall be the later of July 1, 2003, or the effective date that the Member is first eligible to participate in the Plan in accordance with Article V. A Member’s “years of participation” will begin on the Members’ date of participation and each subsequent anniversary thereof.

(b)	The amount of benefit which such Member actually receives under the Pension Plan.

3.02
Payment of Benefits. Payment of benefits shall be accomplished by means of unfunded payments directly from the Company. Except as provided in Section 3.03 and Article V, distribution of any such benefits, whether to a Beneficiary or a Member, shall be made at the same time and in the same manner and form and subject to the same conditions as the benefit provided by the Pension Plan.

3.03
Immediate Cashout. Notwithstanding the provisions of Section 3.02, if the Plan benefit is immediately payable to a Member or Beneficiary and the amount of the monthly benefit payable from the Plan to a Member or Beneficiary does not exceed $50, the actuarial present value of the immediate Plan benefit shall be paid in an immediate single lump sum cash payment in lieu of any other form of payment. Actuarial present values shall be determined using the actuarial assumptions employed under the Pension Plan for lump sum cashouts.

ARTICLE IV

Authority of Committee

4.01	Committee. The Plan shall be approved and administered by the Compensation Committee of the CTS Corporation Board of Directors (the “Committee”);

4.02
Authority of Committee. The Committee shall have authority to control, delegate and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder, whether or not such rights and powers are specifically enumerated herein.

Without limiting the foregoing, and in addition to the other powers set forth in this Article IV, the Committee shall have the following express authorities:

(a)	To construe and interpret the Plan and determine the amount, manner and time of payment of any Benefits hereunder;

(b)	To prescribe procedures to be followed by Members or Beneficiaries filing any requests or applications in connection with Benefits hereunder;

(c)	To prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan;

(d)	To receive from the Company and from Members and Beneficiaries such information as shall be necessary for the proper administration of the Plan;

(e)	To furnish the Company, upon request, such annual and other reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)	To resolve all questions and make all factual determinations relating to any matter for which it has administrative responsibility; and

(g)	To delegate to the CTS Corporation Employee Benefit Committee such administrative powers and duties as it deems appropriate.

4.03
Disqualification of Committee Member. No member of the Committee or delegate of the Committee shall vote upon any question or exercise any discretion under the Plan relating specifically to himself or his Beneficiaries.

4.04
Records and Reports. The Committee shall take all such action as it deems necessary or appropriate to comply with any laws or regulations now or hereafter in existence relating to the maintenance of records, notifications or registrations.

ARTICLE V

Amendment or Termination

The Company intends the Plan to be permanent, but reserves the right, at any time, to modify, amend or terminate the Plan, provided, however, that no termination, amendment or modification of or to the Plan may, without written approval of a Member, reduce the total benefit payable under this Plan or the Pension Plan, assuming the Member retired, died or otherwise terminated employment as of the date of such termination, amendment or modification. Such amount shall constitute an irrevocable obligation of the Company. The Committee hereby delegates to the Chief Executive Officer of the Company the authority to add, in the Officer’s sole discretion, individuals to Appendix A who become members of the Company’s senior management after the Effective Date of the Plan, and to remove those individuals from Appendix A of the CTS Corporation 1996 Excess Benefit Retirement Plan, if they are members of that plan.

Notwithstanding any other provision of the Plan, if (i) a Member’s employment with the Company terminates following a Change in Control (as defined in Appendix B to the Plan) and (ii) as a result of such termination of employment the Member becomes entitled to change in control severance benefits under any severance agreement between the Company and the Member, the actuarial present value of the Member’s benefit under this Plan shall be paid immediately in a single lump sum cash payment in lieu of any other form of benefit. For purposes of calculating the lump sum payment, the Member shall be considered to be fully vested in both his or her benefit under this Plan and his or her benefit under the Pension Plan. If the Plan benefit would otherwise be payable immediately to the Member or Beneficiary, the actuarial present value shall be the present value of the immediate Plan benefit. If the Plan benefit is not otherwise payable immediately to the Member or Beneficiary, the actuarial present value shall be the present value of the deferred Plan benefit payable at the normal retirement benefit commencement date under the Pension Plan. Actuarial present values shall be determined using the actuarial assumptions employed under the Pension Plan for lump sum cashouts.

ARTICLE VI

Miscellaneous

6.01
No Guarantee of Employment. Neither the creation of this Plan nor anything contained herein shall be construed (a) to give any Member the right to remain in the employ of the Company or any of its subsidiaries, (b) to give any Member or Beneficiary any benefits not specifically provided by the Plan, or (c) to modify, in any manner, the right of the Company or any of its subsidiaries to modify, amend, or terminate any of its employee benefit plans.

6.02
Rights of Participants and Beneficiaries. Payment of Benefits to which any Member or Beneficiary is entitled shall be made only to such Member or Beneficiary. The expectation of such Benefits shall not be assignable by Member or Beneficiaries or by operation of law, or be subject to reduction for the debts or defaults of such Members or Beneficiaries whether to the Company or to others, or be subject to execution or attachment. The preceding sentence shall not apply to portions of Benefits applied at the direction of the person eligible to receive such Benefits to the payment of premiums on life or health insurance provided under any Company program, or to the withholding of federal income taxes.

6.03
Payments in Event of Final Determination. Notwithstanding any other provision of the Plan to the contrary, if any amounts accrued under the Plan by a Member or Beneficiary are found in a final determination to have been includible in the gross income of the Member or Beneficiary prior to the payment of such amounts to the Member or Beneficiary, the Company will, as soon as practicable, pay such amounts to or on behalf of the Member or Beneficiary. For purposes of the Plan, a “final determination” means (i) an assessment of tax by the Internal Revenue Service addressed to the Member or Beneficiary which is not timely appealed to the courts, (ii) a final determination by the United States Tax Court or any other federal court, the time for an appeal thereof having expired or been waived, or (iii) an opinion of counsel to the Company with respect to a change in any applicable law, regulation or ruling, in each case to the effect that amounts accrued under the Plan are subject to federal income tax to the Member or Beneficiary prior to payment. No final determination will be deemed to have occurred until the Committee has actually received a copy of the assessment, court order or opinion which forms the basis thereof and such other documents as it may reasonably request.

6.04 Claims Procedure.

(a)
If a Member or Beneficiary does not receive the benefits which the Member or Beneficiary believes he or she is entitled to receive under the Plan, the Member or Beneficiary may file a claim for benefits with the Committee. All claims must be made in writing and be signed by the claimant. If the claimant does not furnish sufficient information to enable the Committee to process the claim, the Committee will indicate to the claimant any additional information which is required.

(b)
Each claim will be approved or disapproved by the Committee within 90 days following the receipt of the information necessary to process the claim, or within 180 days if the Committee determines that special circumstances require an extension of the 90-day period and the claimant is notified of the extension within the-original 90-day period. In the event the Committee denies a claim for benefits in whole or in part, the Committee will notify the claimant in writing of the adverse determination. Such notice by the Committee will also set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the adverse determination, reference to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary and an explanation of the Plan’s claim review procedure as set forth in Section 6.04(c).

(c)
A claimant may appeal an adverse benefit determination by requesting a review of the decision by the Committee or a person designated by the Committee. An appeal must be submitted in writing within 60 days after receiving notification of the adverse determination and must (i) request a review of the claim for benefits under the Plan, (ii) set forth all of the grounds upon which the claimant’s request for review is based and any facts in support thereof, and (iii) set forth any issues or comments which the claimant deems pertinent to the appeal. The claimant will be given the opportunity to submit written comments, documents, records and other information relating to the claim for benefits and will be provided, upon written request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits, provided the Committee finds the requested documents or materials are relevant to the appeal. The Committee or the person designated by the Committee will make a full and fair review of each appeal and any materials submitted by the claimant relating to the claim, without regard to whether the information was submitted or considered in the initial determination. On the basis of its review, the Committee or person designated by the Committee will make an independent determination of the claimant’s eligibility for benefits under the Plan. The Committee or the person designated by the Committee will act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case the Committee will notify the claimant within the initial 60-day period of such special circumstances and will render a decision as soon as possible but not later than 120 days after the appeal is received. The decision of the Committee or person designated by the Committee on any claim for benefits will be final and conclusive upon all parties thereto. In the event the Committee or person designated by the Committee denies an appeal in whole or in part, it will give written notice of the determination to the claimant. Such notice will set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the adverse determination, reference to the specific Plan provisions on which the determination is based, a statement that the claimant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim and a statement of the claimant’s right to bring an action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if applicable.

6.05
Expenses and Indemnity. All expenses and fees incurred in connection with the administration of the Plan will be paid by the Company. To the fullest extent permitted by applicable law, the Company will indemnify and save harmless the Committee, the Board and any delegate of the Committee who is an employee of the Company and any officers and employees of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims, arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. Without limiting the generality of the foregoing, the Company will, promptly upon request, advance funds to persons entitled to indemnification hereunder to the extent necessary to defray legal and other expenses incurred in the defense of such liabilities and claims, as and when incurred. This indemnity will not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise.

6.06	Withholding. There will be deducted from each payment made under the Plan all taxes which are required to be withheld by the Company in respect to such payment.

6.07
Receipt or Release. Any payment to a Member or the Member’s Beneficiary in accordance with the provisions of the Plan will, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company with respect to the amount paid. The Committee may require such Member or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

6.08
Payments on Behalf of Persons Under Incapacity. In the event that any amount or distribution becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Committee may direct that such distribution or payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any distribution or payment made pursuant to such determination will, to the extent thereof, constitute a full release and discharge of the Committee and the Company with respect to the distribution or amount paid.

6.09
Successors and Assigns. The Company may not assign its obligations under this Plan, whether by contract, merger, operation of law or otherwise, unless the assignment is to an assignee or successor entity (in either case, hereafter called a “Successor”) that has stockholders’ equity or the closest equivalent thereto (as measured by the most recent audited financial statements of such Successor) equal to or greater than the stockholders’ equity of the Company (as measured immediately prior to the event that causes such entity to become a Successor to the Company). The provisions of this Section 6.09 will be binding upon each and every Successor to the Company.

6.10
No Requirement to Fund. No provisions in the Plan, either directly or indirectly, shall be construed to require the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder, and Members and Beneficiaries shall have the status of general unsecured creditors with respect to the obligation of the Company to make payments under the Plan. The Plan is intended to provide benefits for “management or highly compensated employees” within the meaning of ERISA and therefore to be exempt from the provisions of Parts 2, 3 and 4 of the Title I of ERISA.

6.11
Controlling Law. To the extent not preempted by the laws of the United States of America, the laws of the State of Indiana shall be the controlling state law in all matters relating to the Plan and shall apply.

6.12
Severability. If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan; and the Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.

6.13
Provisions of Pension Plan Unchanged. Any benefit payable under the Pension Plan shall be paid solely in accordance with the terms and provisions of the Pension Plan; and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Pension Plan.

6.14
Nature of Payments. Any benefits provided hereunder shall constitute nonqualified deferred compensation payments to the Member and shall not be taken into account in computing the amount of salary or compensation of the Member for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any of its subsidiaries or (b) any agreement between the Company or any subsidiary and the Member except as such plan or agreement shall otherwise expressly provide.

6.15	Gender and Number. Masculine gender shall include the feminine; and the singular shall include the plural, unless the context clearly indicated otherwise.

IN WITNESS WHEREOF, CTS Corporation has caused the CTS Corporation 2003 Excess Benefit Retirement Plan to be executed by its proper officer duly authorized by its Board of Directors.

COMPANY NAME CORPORATION

By:	/s/ James L. Cummins
James L. Cummins
Senior Vice President Administration

APPENDIX B

“Change in Control” means the occurrence of any of the following events:

(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Person") of aggregate beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of 25% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (the “Voting Stock”) of the Company (including, for this purpose, any Voting Stock of the Company acquired prior to July 1, 2003); provided, however, that for purposes of this Section (i), the following will not be deemed to result in a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined below), (B) any acquisition of Voting Stock of the Company by the Company or any entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a “Subsidiary”) and any change in the percentage ownership of Voting Stock of the Company that results from such acquisition, (C) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination that complies with clauses (I), (II) and (III) of Section (iii); or

(ii)     individuals who are members of the Board of Directors of CTS Corporation (the “Board” collectively “Directors” and as individuals “Director”) and who, and who, as of July 1, 2003, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to July 1, 2003 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual becoming a Director as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Securities Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (collectively, an "Election Contest"); or

(iii)    consummation of (A) a reorganization, merger or consolidation of the Company, or (B) a sale or other disposition of all or substantially all of the assets of the Company, (such reorganization, merger, consolidation or sale each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Stock of the Company entitled to vote generally in the election of Directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (II) no Person (other than the Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (III) at least a majority of the members of the Board of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (I), (II) and (III) of Section (iii).